Exhibit 10.1

December 15, 2014

Gregg Ribatt

Via email

Re:  Offer of Employment by Crocs, Inc.

Dear Gregg:

I am very pleased to confirm our offer to you of full-time employment with Crocs, Inc., a Delaware corporation (the “Company”), in the position of Chief Executive Officer with a start date of January 28, 2015 (the “Start Date”). You will report to the Company’s Board of Directors (the “Board”). The terms of our offer and the benefits currently provided by the Company are as follows:

1.     Starting Salary. Your starting salary will be $950,000 per year (as adjusted from time to time, your “Base Salary”), less all applicable deductions required by law, which shall be payable at the times and in the installments consistent with the Company’s then current payroll practice. Your Base Salary is subject to periodic review and adjustment in accordance with the Company’s policies as in effect from time to time.

2.     Annual Incentive Compensation.   You will be eligible to participate in the Company’s annual bonus plan, subject to the terms and conditions of the then current annual bonus plan and on a basis at least as favorable as generally applicable to the other senior executives of the Company.  The target value of your annual bonus shall be no less than 100% of your Base Salary. All annual bonus plan awards shall be governed by the terms and conditions, and subject to any performance metrics, established by the Compensation Committee of the Board (the “Compensation Committee”) for the Company’s then-current annual bonus plan.

3.     Long-Term Incentive Awards.

(a)  Special Sign-on Time-Vesting RSU Award.  Subject to approval of the Compensation Committee and effective on your Start Date, you will be granted an award of restricted stock units (the “Time-Vesting RSU Award”) representing the opportunity to acquire a number of shares of the Company’s common stock equal to $2,000,000 divided by the 30 trading day volume weighted average per share trading price of the Company’s common stock as of the date on which your appointment as Chief Executive Officer of the Company is announced publicly (the “Announcement Date”) and subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan (or such other plan, program or arrangement selected by the Compensation Committee prior to your Start Date) (the “Plan”) and an award agreement between you and the Company in the form approved by the Compensation Committee (in substantially the same form as attached Exhibit A hereto). The right to settlement of the Time-Vesting RSU Award will be subject to your continued service over the vesting period (vesting in three equal installments on each of the first three anniversaries of your Start Date except as provided in paragraph 5(b)), the restrictions set forth in the Plan and the award agreement, and compliance with applicable securities and other laws.

(b)  Sign-on Performance-Vesting RSU Award.  Subject to approval of the Compensation Committee and effective on your Start Date, you will be granted an award of performance-vesting RSUs (the “Performance-Vesting RSU Award”) representing the opportunity to acquire a number of shares of the Company’s common stock equal to $6,000,000 divided by the 30 trading day volume weighted average per share trading price of the Company’s common stock as of the Announcement Date, subject to the terms and conditions of the Plan and an award agreement between you and the Company in the form approved by the Compensation Committee (in substantially the same form as attached Exhibit B hereto) . The vesting of the Performance-Vesting RSU Award will be subject to the following conditions in each case subject to your continued service over such period (except as provided below), the restrictions set forth in the Plan and the award agreement, and compliance with applicable securities and other laws:

(i) the Performance-Vesting RSU Award will vest in full if, between the first and fourth anniversaries of your Start Date, the Company’s common stock during any consecutive 30-trading day period has a volume weighted average per share trading price equal to at least $30.14 (“Tier I Performance Condition”);

(ii) if the Tier I Performance Condition has not been satisfied by the fourth anniversary of your Start Date, then 40% of the Performance-Vesting RSU Award will vest if, at any time during the three-month period ending on the fourth anniversary of your Start Date, the Company’s common stock has a 30 trading day volume weighted average per share trading price equal to at least $26.29 (the “Tier II Performance Condition”); and

(iii) if neither the Tier I Performance Condition nor the Tier II Performance Condition have been satisfied by the fourth anniversary of your Start Date, then 20% of the Performance-Vesting RSU Award will vest if, at any time during the three-month period ending on the fourth anniversary of your Start Date, the Company’s common stock has a 30 trading day volume weighted average per share trading price equal to at least $22.53 (the “Tier III Performance Condition”).

Should the Company terminate your employment without Cause (as defined in the Company’s 2007 Equity Plan, provided Cause shall not exist unless and until the Company provides you with a reasonably detailed written explanation as to why the Company believes Cause exists and stating its intent to terminate your employment on a particular date; you are given ten (10) business days from the delivery of the written notice by the Company within which to cure any acts constituting Cause capable of being cured; you are afforded a reasonable opportunity to discuss the issues with the Company’s Board of Directors; and the Board of Directors subsequently votes in favor of termination for Cause), should you end your employment for Good Reason (as defined below) or should your employment terminate as a result of death or Disability (as defined in the Company’s 2007 Equity Plan) (each, a “Qualifying Termination”) prior to the fourth anniversary of your Start Date at a time when the Performance-Vesting RSU Award is unvested, then, conditioned on your executing and not revoking a general release of all claims (except in the case of death), in a form substantially similar to Exhibit C hereto, that becomes effective and irrevocable no later than the 60th day following your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder), a pro-rated percentage of the Performance-Vesting RSU Award shall remain outstanding and eligible to vest as follows:

(x) if a Qualifying Termination occurs prior to the fourth anniversary of your Start Date and prior to satisfaction of the Tier I Performance Condition, then a pro-rated percentage of the Performance-Vesting RSU Award shall remain outstanding and eligible to vest in full if and when the Tier I Performance Condition is satisfied prior to the fourth anniversary of your Start Date, with such pro-rated percentage equal to the number of full months to have elapsed between your Start Date and the date of such Qualifying Termination divided by 48; and

(y) if a Qualifying Termination occurs prior to the fourth anniversary of your Start Date and prior to satisfaction of the Tier I Performance Condition, then a pro-rated percentage of the Performance-Vesting RSU Award shall remain outstanding and eligible to vest upon the fourth anniversary of your Start Date at a 20% level (subject to further proration) if the Tier III Performance Condition is satisfied or at a 40% level (subject to further proration) if the Tier II Performance Condition is satisfied, in each case, at any time during the three-month period ending on the fourth anniversary of your Start Date, with such pro-rated percentage equal to the number of full months to have elapsed between your Start Date and the date of such Qualifying Termination divided by 48.

(c)  Future Long-Term Incentive Awards.  For calendar years after 2015, you will be eligible to participate in the Company’s long-term incentive plan (“LTIP”), subject to the terms and conditions of the then current LTIP and on a basis at least as favorable as generally applicable to the other senior executives of the Company.  The target value of your LTIP award shall be no less than $1,188,000.  All awards shall be governed by the terms and conditions, the provisions of Paragraph 5(b), and subject to any performance metrics, established by the Compensation Committee for the Company’s then-current LTIP.

4.     Benefits.  You will be entitled to participate in all employee benefit plans and programs and executive perquisites and incentives generally available to and on terms no less favorable than similarly situated senior executive employees of the Company, to the extent that you meet the eligibility requirements for each individual plan or program. Your participation in any such plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program. The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.  In addition, the Company agrees to reimburse you for up to $40,000 in reasonable professional fees for legal advice in connection with your transition to the Company.

5.     Termination of Employment Not in Connection with a Change in Control.

(a)  Should the Company terminate your employment without Cause (provided Cause shall not exist unless and until the Company provides you with a reasonably detailed written explanation as to why the Company believes Cause exists and stating its intent to terminate your employment on a particular date; you are given ten (10) business days from the delivery of the written notice by the Company within which to cure any acts constituting Cause capable of being cured; you are afforded a reasonable opportunity to discuss the issues with the Company’s Board of Directors; and the Board of Directors subsequently votes in favor of termination for Cause) or you resign for Good Reason (as defined below), and conditioned on your executing and not revoking a general release of all claims in a form substantially similar to Exhibit B, that becomes effective and irrevocable no later than the 60th day following your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder), the Company will pay you an amount equal to your then-current Base Salary plus your then-current target annual bonus in a single lump sum 6 months following your separation from service or, if earlier, 30 days after the date of your death.

For purposes of this letter “Good Reason” means any of the following conditions arising during your term of employment without your consent:

(i)  a material diminution in your responsibilities, authority or duties;

(ii)  a reduction in your base salary (unless such reduction is part of an across the board uniformly applied reduction affecting all senior executives and does not exceed the average percentage reduction for all such senior executives and such reduction does not exceed 10% in any one year);

(iii)  a reduction in your incentive or equity compensation opportunity such that it is materially less favorable than those provided  generally to other senior executive officers;

(iv)  relocation of your principal place of employment to a location that is more than 50 miles from Boston, Massachusetts;

(v)  any change in your reporting relationship such that you would not report directly and exclusively to the Company’s Board of Directors;

(vi)  your removal from the Company’s Board of Directors other than in connection with upon the termination of your employment for Cause (which shall not exist unless and until the Company provides you with a reasonably detailed written explanation as to why the Company believes Cause exists and stating its intent to terminate your employment on a particular date; you are given ten (10) business days from the delivery of the written notice by the Company within which to cure any acts constituting Cause capable of being cured; you are afforded a reasonable opportunity to discuss the issues with the Company’s Board of Directors; and the Board of Directors subsequently votes in favor of termination for Cause).

Provided, however, that “Good Reason” will not exist unless you have first provided written notice to the Company of the occurrence of one or more of the conditions under clauses (i) through (iv) above within 180 days of the condition’s occurrence, and such condition(s) is (are) not fully remedied by the Company within 30 days after the Company’s receipt of written notice from you.

(b)  Upon a Qualifying Termination including your resignation for Good Reason and conditioned on your executing (except in the event of your death) and not revoking a general release of all claims in a form acceptable to the Company (in substantially the same form as Exhibit C hereto), that becomes effective and irrevocable no later than the 60th day following your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder):  (i) your outstanding time-vesting equity awards that would otherwise have vested in the calendar year of your Qualifying Termination (and any performance-vesting equity awards for which the performance metrics have already been satisfied prior to the Qualifying Termination, other than the Performance-Vesting RSU Award) shall vest based on the number of full months that have elapsed since the later of (A) the grant date of the applicable equity award and (B) the most recent vesting date of such equity award divided by 12; and (ii) a pro-rated percentage of your performance-vesting equity awards (other than the Performance-Vesting RSU Award) for which the performance period remains open at the time of the Qualifying Termination shall remain outstanding and eligible to vest if the applicable performance metrics are satisfied for such performance-vesting equity awards by the end of the applicable performance period, with such percentage equal to the number of full months that have elapsed between the grant date of such award and the Qualifying Termination divided by the total number of months in the applicable performance period.  The Compensation Committee shall adjust the pro-ration methodology to reflect the actual vesting periods applicable to each future LTIP award.  Notwithstanding the foregoing, if the provisions of the Plan would provide greater vesting in the event of your termination of employment as a result of death or Disability, then the provisions of the Plan shall control. Further, for equity awards in the form of options or stock appreciation rights, the portion of the award that vests under this Paragraph 5(b) shall be treated as exercisable immediately prior to the termination of employment as a result of death or Disability.

(c) Upon termination of your employment for any reason, you agree to resign, as of the date of such termination, (i) from the Board (and any committees thereof) and the board of directors of any of the Company’s affiliates on which you are a member and (ii) as an officer of the Company and any of the Company’s affiliates.

6.     Change in Control Plan. So long as the Company maintains the Company’s Change in Control Plan (the “CIC Plan”), you will be eligible to participate in the CIC Plan with a Severance Payment Percentage of 250%, subject to the terms and conditions of the CIC Plan.

7.     Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, this offer of employment is contingent upon your signing the Company’s standard employee confidentiality agreement. The Company hereby directs you not to bring with you any confidential or proprietary material of any former employer or other entity or to violate any other obligations you may have to any former employer or other entity. You represent that your signing of this offer letter, the agreements concerning equity awards granted to you and the Company’s confidentiality agreement, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers or other entities.

8.     Conflict of Interest. Prior to starting employment, you will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes, directly or indirectly, with the Company. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company or that is reasonably likely to materially interfere with the performance of your job duties or create a conflict of interest. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You will be responsible to comply with the Company’s Business Code of Conduct and Ethics and any other Company policies regarding conflicts of interest, at all times during employment.

9.     Noncompetition and Nonsolicitation.

(a)   During the time you are employed and for a period of one year following your termination from employment with the Company for any reason, you will not, without the prior written consent of the Company, directly or indirectly, engage in, whether as an owner, consultant, employee, or otherwise, (i) activities directly competitive with any significant line of business of the Company (including casual footwear) in any state, province or like geography where the Company conducted business during your employment with the Company (the “Territory”) or (ii) form or assist others in forming, be employed by, perform services for, become an officer, director, member or partner of, or participant in, or serve as a consultant or independent contractor to, invest in or own any interest in (whether through equity or debt securities), assist (financially or otherwise) or provide counsel or assistance to any person or entity engaged in business that directly competes with any significant line of business of the Company (including casual footwear) in the Territory.  Notwithstanding anything in this offer letter to the contrary, you may hold, purchase or otherwise acquire up to three percent (3%) in any class of securities of a company if such securities are traded on a national securities exchange or in the over-the-counter market so long as you hold such securities as a passive investment and do not take an active part in the management or direction of such company and, following the date that is six months after your last day of employment, you may be affiliated with a private equity or other institutional investor and, in such capacity, serve on a board of directors so long as you are not involved in any day-to-day operations of a company that a directly competitive with any significant line of business of the Company (including casual footwear).

(b)   During the time you are employed and for a period of two year following your termination from employment with the Company for any reason, you will not without the prior written consent of the Company, directly or indirectly, solicit to hire or hire or attempt to solicit to hire or hire, or take any other steps to cause to be offered employment or other positions or roles, either on a full time, part-time or consulting basis, any person who worked as an employee, consultant or contractor of the Company or its affiliates at any time in the six months preceding the date your employment terminated and with whom you had regular contact during the one-year period preceding the termination of your employment with the Company. The restrictions set forth in this paragraph shall not prohibit any form of general advertising or solicitation that is not directed at a specific person or entity.

(c)   During the time you are employed and for a period of one year following your termination from employment with the Company for any reason, you will not, without the prior written consent of the Company, directly or indirectly, (i) solicit, induce, divert, appropriate or accept business of the type in which the Company engaged during your employment on behalf of any other person or entity or (ii) attempt to solicit, induce, divert, appropriate or accept, on behalf of any person or entity, any customer or actively sought prospective customer of the Company with whom you have had contact, whose dealings with the Company have been supervised by you or about whom you have acquired confidential information, in the course of your employment.

(d)   You agree that the foregoing restrictions are reasonable, will not preclude you from finding gainful employment, and are necessary to protect the goodwill, confidential information, and other protectable business interests of the Company. You further agree that the Company would suffer irreparable harm and has no adequate remedy of law should you violate these restrictions and agrees that injunctive relief, in addition to any other damages or relief available to the Company, may be appropriate and necessary to protect the Company’s interests.

(e)   You acknowledge that the covenants set forth in Paragraphs 7, 8 and 9(a), (b) and (c) impose a reasonable restraint on you in light of the business and activities of the Company. You acknowledge that your expertise is of a special and unique character which gives this expertise a particular value, and that a breach of Paragraphs 7, 8 or 9(a),(b) or (c) above by you could cause serious and potentially irreparable harm to the Company. You therefore acknowledge that a breach of any of the provisions in Paragraphs 7, 8 or 9(a),(b) or (c) above by you cannot be adequately compensated in an action for damages at law, and equitable relief may be necessary to protect the Company from a violation of this letter agreement and from the harm which this letter agreement is intended to prevent. By reason thereof, you acknowledge that the Company is entitled, in addition to any other remedies it may have under this letter agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of Paragraphs 7, 8 or 9(a),(b) or (c) of this letter agreement. You acknowledge, however, that no specification in this offer letter of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this offer letter by you. In the event of a breach or violation by you of any of the provisions of Paragraphs 7, 8 or 9(a),(b), or (c) above, the running of the term shall be tolled with respect to you during the continuance of any actual breach or violation.

(f)   In the event that any provision or term of Paragraphs 9(a),(b) or (c) above, or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in this Paragraph 9 is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to be effective for the maximum period of time for which it/they may be enforceable and over the maximum geographical area as to which it/they may be enforceable and to the maximum extent in all other respects as to which it/they may be enforceable. Such modified restriction(s) shall be enforced by the court or adjudicator. In the event that modification is not possible, because each of your obligations in Paragraphs 9(a),(b) or (c) above is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.

10.  Employment Terms. You will devote your full business time, attention and best efforts to the performance of your duties and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, that nothing herein shall preclude you, subject to the prior written approval of the Board, from accepting appointment to or serving on any board of directors or trustees of any charitable organization; and provided, further, that, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of your duties.  While we look forward to a long and profitable relationship, should you decide to accept our offer, either you or the Company may terminate the employment relationship for any reason at any time, with or without prior notice and with or without Cause, subject to the terms set forth in this offer letter.  In addition, the Company may change your compensation, benefits, duties, assignments, responsibilities, location of your position and any other terms and conditions of your employment, at any time to adjust to the changing needs of the Company, subject to the terms of this offer letter  (including the rights under Paragraph 5 hereunder if such actions constitute Good Reason). Any statements or representations to the contrary (and any statements contradicting any provision in this offer letter) are ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and a duly authorized member of the Board.

11.  Background Check. This offer of employment is contingent upon successful completion of a background check.

12.  Section 409A.

(a) This offer letter (and the payments and benefits provided hereunder) are intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A.  Any payments that qualify for the “short-term deferral” exception, the “involuntary separation” exception or another exception under Section 409A shall be paid under the applicable exception.  Each payment of compensation under this offer letter shall be treated as a separate and distinct payment of compensation for purposes of Section 409A and the right to a series of installment payments under this offer letter shall be treated as a right to a series of separate and distinct payments.  All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this offer letter may only be made upon a “separation from service” under Section 409A.  In no event may you, directly or indirectly, designate the calendar year of any payment under this offer letter.

(b) Notwithstanding any other provision of this offer letter to the contrary, if you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on your date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this offer letter during the six (6) month period following your separation from service (as determined in accordance with Section 409A) on account of your separation from service shall be accumulated and paid to the you on the first business day after the date that is six months following your separation from service (the “Delayed Payment Date”).  You shall not be entitled to interest or any other earnings on any cash payments so delayed from the scheduled date of payment to the Delayed Payment Date.  If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 days after the date of your death.

(c)  Notwithstanding the foregoing or any other provision in this offer letter to the contrary, in no event shall the Company or any of its subsidiaries or affiliates (or any of their successors) be liable to you or your beneficiaries for any additional tax, interest or penalty that may be imposed on you pursuant to Section 409A or for any damages incurred by you as a result of this offer letter (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A.

13.  Entire Agreement. This offer letter and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this offer, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law.

14.  Governing Law. This offer letter shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Colorado, irrespective of its choice of law rules.

15. Acceptance. This offer will remain open until December 13, 2014.  If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.

Should you have anything else that you wish to discuss, please do not hesitate to call me. We look forward to the opportunity to welcome you to the Company.

Very truly yours,

CROCS INC.

/s/ Andrew Rees
By: Andrew Rees
Its: President

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Gregg Ribatt	Date signed:	December 15, 2014
Gregg Ribatt

EXHIBIT A

FORM OF TIME-BASED RSU AWARD AGREEMENT

Crocs, Inc.

2007 Equity Incentive Plan

(As Amended and Restated)

Restricted Stock Unit Agreement
(Service-Based)

Name of Participant:    Gregg Ribatt

Grant ID:  [               ]

No. of Units Covered:	Date of Grant: January , 2015

Vesting/Payment Schedule:

January , 2016	[ ]
January , 2017	[ ]
January , 2018	[ ]

This is a Restricted Stock Unit Agreement (this “Agreement”) effective as of the Date of Grant specified above, between Crocs, Inc., a Delaware corporation (the “Company”), and you, the Participant identified above.

Recitals*

A.            The Company maintains the Crocs, Inc. 2007 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference and is made a part of this Agreement as if fully set forth herein.

B.            Under the Plan, the Compensation Committee (the “Committee”) of the Board of Directors administers the Plan and has the authority to determine the Awards to be granted under the Plan.

C.            The Committee has determined that you are eligible to receive an award under the Plan in the form of restricted stock units.

* Any capitalized term used in this Agreement shall have the meaning set forth in this Agreement (including in the table at the beginning of this Agreement) or, if not defined in this Agreement, set forth in the Plan as it currently exists or as it is amended in the future.

NOW, THEREFORE, the Company hereby grants such an award to you subject to the following terms and conditions:

Terms and Conditions

1.             Grant of Restricted Stock Units.  You are granted the number of Units (collectively, “Units”) specified in the table at the beginning of this Agreement.

2.             Value of Units.  Each Unit represents the right to receive one share of the Company’s common stock (a “Share”), subject to the terms and conditions set forth below.  The value of a Unit is based on the value of an underlying Share.

3.             Payment of Benefits.

(a)           Generally.  Payment of vested Units subject to this Agreement shall be made by the Company delivering one Share for each vested Unit, subject to the tax withholding provisions of Section 10.

(b)           Vesting of Units.  If you have continuously been employed by the Company or an Affiliate from the Date of Grant, then the Units will vest in the amounts and on the dates specified in the Vesting Schedule contained in the table at the beginning of this Agreement; provided, however, that, in the event that your employment with the Company is terminated involuntarily at the initiative of the Company without Cause or if you resign for Good Reason (as the terms “Cause” and “Good Reason” are defined in your employment agreement with the Company dated as of December     , 2014 (the “Employment Agreement”)) or in the event of your death or Disability (each, a “Qualifying Termination”), then, subject to the terms and conditions of the Employment Agreement, the unvested portion of the Award that would have vested during the calendar year of the Qualifying Termination shall vest based on the number of full months that have elapsed since the later of (i) the Date of Grant and (ii) the most recent vesting date of the Award divided by 12; provided that if the provisions of the 2007 Plan would provide greater vesting in the event of your termination of employment as a result of death or Disability, then the provisions of the 2007 Plan shall control.

(c)           Change in Control.  Notwithstanding the foregoing, the vesting of the Award in the event of a Change in Control shall be governed by the terms and conditions of the Company’s Change in Control Plan as then in effect.

(d)           Payment. Delivery of Shares in payment of the Units will occur within 30 days after the date of vesting, and you shall have no power to affect the timing of such issuance.  Such issuance will be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, and shall be in complete satisfaction of such vested Units.  If the Units that vest and become payable include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to delivery of Shares as provided herein.  If the ownership of or issuance of Shares to you as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, you or your Successor shall receive cash proceeds in an amount equal to the Fair Market Value (as of the date vesting occurs) of the Shares otherwise issuable to you, net of any amount required to satisfy withholding tax obligations as provided in Section 10.

(e)           Effect.  Whenever the Company shall become obligated to make payment in respect of a Unit subject to this Agreement, all of your rights with respect to such Unit, other than the right to such payment, shall terminate and be of no further force or effect and such Unit shall be cancelled.

(f)            Termination of Employment.  If your employment with the Company or an Affiliate terminates for any reason, any portion of this Award that has not vested as provided above will immediately terminate.  You will forfeit all unvested Units upon such occurrence without the payment of any further consideration to you and such unvested Units shall be cancelled.

4.             Accrual and Payment of Cash Dividends.  In the event the Company pays cash dividends on its Shares on or after the date of this Agreement, the Company will credit, as of the dividend record date, an amount of cash dividend equivalents to your account.  The amount of the dividend equivalents credited will be determined by multiplying the number of Units credited to your account as of the dividend record date pursuant to this Agreement times the dollar amount of the cash dividend per Share.  Your right to receive such accrued dividend equivalents shall vest, and the amount of the accrued dividend equivalents shall be paid in cash, to the same extent and at the same time as the underlying Units to which the dividend equivalents relate, as provided in Section 3.  Any dividend equivalents accrued on Units that are forfeited in accordance with this Agreement shall also be forfeited.

5.             No Transfer.  The Units may not be pledged, assigned or transferred except as expressly provided in Section 6(c) of the Plan.

6.             No Stockholder Rights Until Payment.  You shall not have any of the rights of a stockholder of the Company in connection with the award of Units unless and until Shares are issued to you upon payment of the Units.

7.             Adjustments for Changes in Capitalization.  The Units shall be subject to adjustments for changes in the Company’s capitalization as provided in Section 17 of the Plan.

8.             Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon you and the Company. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

9.             Discontinuance of Service. Neither this Agreement nor the award of Units shall confer on you any right with respect to continued employment with the Company or any of its Affiliates, nor interfere in any way with the right of the Company or any Affiliate to terminate such employment. Nothing in this Agreement shall be construed as creating an employment contract for any specified term between you and the Company or any Affiliate.

10.          Tax Withholding.  As a condition precedent to making a payment hereunder, you shall be required to pay to the Company (or the Affiliate employing you), in accordance with the provisions of Section 15 of the Plan, an amount equal to the amount of any required domestic or foreign tax withholding obligation, including any social security obligation.  The Company (or the Affiliate employing you) may withhold Shares equal in value to the amount of such tax withholding obligation, or may permit you to arrange for the satisfaction of such tax withholding obligation by payment of the estimated tax obligation to the Company (or the Affiliate employing you).  Payment may be made by electronic transfer, check or authority to withhold from salary.

11.          Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.          Section 409A.  Payments made pursuant to this Agreement are intended to qualify for an exemption from Code Section 409A.  Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Units granted to you qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Units shall be exempt from or comply with Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Units.  By accepting this Award, you shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic and legal consequences.  Also notwithstanding the foregoing, if at the time of a scheduled vesting date, including one provided for under Section 3, you are a “specified employee” of the Company within the meaning of that term under Section 409A and as determined by the Company, and payment would be treated as a payment made on “separation from service” within the meaning of that term under Code Section 409A, then, if such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A, the payment shall be delayed until the date which is six months after the date of such separation from service or if earlier the date of your death.

13.          Award Subject to Plan. The award evidenced by this Agreement is granted pursuant to the Plan, the terms of which are hereby made a part of this Agreement.  This Agreement shall in all respects be interpreted in accordance with the terms of the Plan.  If any terms of this Agreement conflict with the terms of the Plan, the terms of the Plan shall control, except as the Plan specifically provides otherwise.

14.          Binding Effect. This Agreement shall be binding in all respects on your heirs, representatives, successors and assigns.

16.          Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

15.          Executive Compensation Recovery Policy.  All Units awarded under this Agreement are subject to the Executive Compensation Recovery Policy, as in effect from time to time, a current copy of which may be requested from the Company at any time, and the terms and conditions of which are hereby incorporated by reference into this Agreement.

You and the Company have executed this Agreement as of the          day of                 , 2015.

PARTICIPANT

Gregg Ribatt

CROCS, INC.

By
Its:

EXHIBIT B

FORM OF PERFORMANCE-BASED RSU AWARD AGREEMENT

Crocs, Inc.

2007 Equity Incentive Plan

(As Amended and Restated)

Restricted Stock Unit Agreement

(Performance-Based)

Name of Participant: Gregg Ribatt

Target No. of Performance-Based Units Covered (the “Target Award”):	Date of Grant: January , 2015

Vesting/Payment Schedule:

The number of “Performance-Based Units” that the Participant may earn under this Agreement (the “Earned Units”) shall range from 0% to 100% of the Target Award, as determined by the achievement of the performance measure(s) set forth in Section 3(b).  The Earned Units will vest in accordance with the schedule set forth in Section 3(b).

This is a Restricted Stock Unit Agreement (this “Agreement”) effective as of the Date of Grant specified above, between Crocs, Inc., a Delaware corporation (the “Company”), and you, the Participant identified above.

Recitals*

A.            The Company maintains the Crocs, Inc. 2007 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference and is made a part of this Agreement as if fully set forth herein.

B.            Under the Plan, the Compensation Committee (the “Committee”) of the Board of Directors administers the Plan and has the authority to determine the Awards to be granted under the Plan.

C.            The Committee has determined that you are eligible to receive an award under the Plan in the form of restricted stock units.

NOW, THEREFORE, the Company hereby grants such an award to you subject to the following terms and conditions:

* Any capitalized term used in this Agreement shall have the meaning set forth in this Agreement (including in the table at the beginning of this Agreement) or, if not defined in this Agreement, set forth in the Plan as it currently exists or as it is amended in the future.

Terms and Conditions

1.             Grant of Restricted Stock Units.  You are granted the target number of Performance-Based Units (collectively, “Units”) specified in the table at the beginning of this Agreement.

2.             Value of Units.  Each Unit represents the right to receive one share of the Company’s common stock (a “Share”), subject to the terms and conditions set forth below.  The value of a Unit is based on the value of an underlying Share.

3.             Payment of Benefits.

(a)           Generally.  Payment of vested Units subject to this Agreement shall be made by the Company delivering one Share for each vested Unit, subject to the tax withholding provisions of Section 10.

(b)           Vesting of Performance-Based Units.  If you have continuously been employed by the Company or an Affiliate from the Date of Grant, then the Performance-Based Units will become Earned Units and will vest as follows:

(i)            100% of the Target Award will become Earned Units if, between the first and fourth anniversaries of the Date of Grant, the Company’s common stock during any consecutive 30-trading day period has a volume weighted average per share trading price equal to at least $30.14 (the “Tier I Performance Condition”);

(ii)           if the Tier I Performance Condition has not been satisfied by the fourth anniversary of the Start Date, then 40% of the Target Award will become Earned Units if, at any time during the three-month period ending on the fourth anniversary of the Start Date, the Company’s common stock has a 30 trading day volume weighted average per share trading price equal to at least $26.29 (the “Tier II Performance Condition”); and

(iii)          if neither the Tier I Performance Condition nor the Tier II Performance Condition have been satisfied by the fourth anniversary of the Start Date, then 20% of the Target Award will become Earned Units if, at any time during the three-month period ending on the fourth anniversary of the Start Date, the Company’s common stock has a 30 trading day volume weighted average per share trading price equal to at least $22.53 (the “Tier III Performance Condition”).

(iv)          Upon certification of achievement of the Performance Conditions by the Committee, the Earned Units will vest immediately.

(c)           Termination of Employment Not in Connection with a Change in Control.  Notwithstanding the foregoing and in accordance with the terms of your employment agreement with the Company dated December     , 2014 (the “Employment Agreement”), in the event that your employment with the Company is terminated involuntarily at the initiative of the Company without Cause (as the term “Cause” is defined in the Employment Agreement) or in the event of your death or Disability (each, a “Qualifying Termination”), prior to the fourth anniversary of the Start Date at a time when the Award is unvested, then subject to the terms and conditions of the Employment Agreement, a pro-rated percentage of the Award shall remain outstanding and eligible to vest as follows:

(i)            if a Qualifying Termination occurs prior to the fourth anniversary of the Start Date and prior to satisfaction of the Tier I Performance Condition, then a pro-rated percentage of the Award shall remain outstanding and eligible to vest in full if and when the Tier I Performance Condition is satisfied prior to the fourth anniversary of the Start Date, with such pro-rated percentage equal to the number of full months to have elapsed between the Start Date and the date of such Qualifying Termination divided by 48; and

(ii)           if a Qualifying Termination occurs prior to the fourth anniversary of the Start Date and prior to satisfaction of the Tier I Performance Condition, then a pro-rated percentage of the Award shall remain outstanding and eligible to vest upon the fourth anniversary of the Start Date at a 20% level (subject to further proration) if the Tier III Performance Condition is satisfied or at a 40% level (subject to further proration) if the Tier II Performance Condition is satisfied, in each case, at any time during the three-month period ending on the fourth anniversary of the Start Date, with such pro-rated percentage equal to the number of full months to have elapsed between the Start Date and the date of the Qualifying Termination divided by 48.

(d)           Change in Control.  The vesting of the Award in the event of a Change in Control shall be governed by the terms and conditions of the Company’s Change in Control Plan as then in effect.

(e)           Payment. Delivery of Shares in payment of the Units will occur within 30 days after the date of vesting, and you shall have no power to affect the timing of such issuance.  Such issuance will be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, and shall be in complete satisfaction of such vested Units.  If the Units that vest and become payable include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to delivery of Shares as provided herein.  If the ownership of or issuance of Shares to you as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, you or your Successor shall receive cash proceeds in an amount equal to the Fair Market Value (as of the date vesting occurs) of the Shares otherwise issuable to you, net of any amount required to satisfy withholding tax obligations as provided in Section 10.

(f)            Effect.  Whenever the Company shall become obligated to make payment in respect of a Unit subject to this Agreement, all of your rights with respect to such Unit, other than the right to such payment, shall terminate and be of no further force or effect and such Unit shall be cancelled.

(g)           Termination of Employment.  If your employment with the Company or an Affiliate terminates for any reason, any portion of this Award that has not vested as provided above will immediately terminate.  You will forfeit all unvested Units upon such occurrence without the payment of any further consideration to you and such unvested Units shall be cancelled.

4.             Accrual and Payment of Cash Dividends.  In the event the Company pays cash dividends on its Shares on or after the date of this Agreement, the Company will credit, as of the dividend record date, an amount of cash dividend equivalents to your account.  The amount of the dividend equivalents credited will be determined by multiplying the number of Units credited to your account as of the dividend record date pursuant to this Agreement times the dollar amount of the cash dividend per Share.  Your right to receive such accrued dividend equivalents shall vest, and the amount of the accrued dividend equivalents shall be paid in cash, to the same extent and at the same time as the underlying Units to which the dividend equivalents relate, as provided in Section 3.  Any dividend equivalents accrued on Units that are forfeited in accordance with this Agreement shall also be forfeited.

5.             No Transfer.  The Units may not be pledged, assigned or transferred except as expressly provided in Section 6(c) of the Plan.

6.             No Stockholder Rights Until Payment.  You shall not have any of the rights of a stockholder of the Company in connection with the award of Units unless and until Shares are issued to you upon payment of the Units.

7.             Adjustments for Changes in Capitalization.  The Units shall be subject to adjustments for changes in the Company’s capitalization as provided in Section 17 of the Plan.

8.             Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon you and the Company. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

9.             Discontinuance of Service. Neither this Agreement nor the award of Units shall confer on you any right with respect to continued employment with the Company or any of its Affiliates, nor interfere in any way with the right of the Company or any Affiliate to terminate such employment. Nothing in this Agreement shall be construed as creating an employment contract for any specified term between you and the Company or any Affiliate.

10.          Tax Withholding.  As a condition precedent to making a payment hereunder, you shall be required to pay to the Company (or the Affiliate employing you), in accordance with the provisions of Section 15 of the Plan, an amount equal to the amount of any required domestic or foreign tax withholding obligation, including any social security obligation.  The Company (or the Affiliate employing you) may withhold Shares equal in value to the amount of such tax withholding obligation, or may permit you to arrange for the satisfaction of such tax withholding obligation by payment of the estimated tax obligation to the Company (or the Affiliate employing you).  Payment may be made by electronic transfer, check or authority to withhold from salary.

11.          Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.          Section 409A.  Payments made pursuant to this Agreement are intended to qualify for an exemption from Code Section 409A.  Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Units granted to you qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Units shall be exempt from or comply with Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Units.  By accepting this Award, you shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic and legal consequences.  Also notwithstanding the foregoing, if at the time of a scheduled vesting date, including one provided for under Section 3, you are a “specified employee” of the Company within the meaning of that term under Section 409A and as determined by the Company, and payment would be treated as a payment made on “separation from service” within the meaning of that term under Code Section 409A, then, if such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A, the payment shall be delayed until the date which is six months after the date of such separation from service or if earlier the date of your death.

13.          Award Subject to Plan. The award evidenced by this Agreement is granted pursuant to the Plan, the terms of which are hereby made a part of this Agreement.  This Agreement shall in all respects be interpreted in accordance with the terms of the Plan.  If any terms of this Agreement conflict with the terms of the Plan, the terms of the Plan shall control, except as the Plan specifically provides otherwise.

14.          Binding Effect. This Agreement shall be binding in all respects on your heirs, representatives, successors and assigns.

15.          Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

16.          Executive Compensation Recovery Policy.  All Units awarded under this Agreement are subject to the Executive Compensation Recovery Policy, as in effect from time to time, a current copy of which may be requested from the Company at any time, and the terms and conditions of which are hereby incorporated by reference into this Agreement.

You and the Company have executed this Agreement as of the          day of                 , 2015.

PARTICIPANT

Gregg Ribatt

CROCS, INC.

By:	Daniel P. Hart
Its:	Executive Vice President
Chief Legal & Administrative Officer

EXHIBIT C

FORM OF CONFIDENTIAL GENERAL RELEASE

This Confidential General Release (“Release”) is entered into between                          (hereinafter “Employee”) and Crocs, Inc. (hereinafter the “Company”), hereinafter collectively referred to as the “Parties.”

WHEREAS, Employee’s employment with the Company terminated effective as of                               ; and

WHEREAS, Employee and the Company desire to resolve any claims or disputes Employee may have that exist at the time this Release is executed by the Parties.

Therefore, in consideration of all mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between Employee and the Company as follows:

1.             Employee hereby and forever releases the Company and its officers, directors, employees, managers, supervisors, agents, attorneys, insurers, investors, shareholders, administrators, parents, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Releasees”) from, and agrees not to sue concerning, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, liquidated or contingent, that Employee may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the date on which Employee signs this Release including, without limitation:

(a)           any and all claims arising out of or relating to Employee’s employment with or separation from the Company;

(b)           any and all public policy, contract, tort, or common law claims, including, but not limited to, wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (express and implied),  breach  of  a  covenant  of  good  faith  and  fair  dealing  (express  and implied), breach of fiduciary duty, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;

(c)           any and all claims or demands for wages, compensation or other amounts claimed to be due from the Company, including, but not limited to, claims for bonuses, commissions, stock, stock options, or any equity or ownership interest in the company, vacation pay, personal time off, sick pay, fringe benefits, 401K match, expense reimbursements, or any other form of payment;

(d)           any and all claims for violation of federal, state, or local constitution, law, code, ordinance, statute, or other legislative enactment including, but not limited to, the Americans with Disabilities Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and 1871; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Genetic Information Nondiscrimination Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; Employee Retirement Income Security Act of 1974; the Labor Peace Act; the Lilly Ledbetter Equal Pay Act; the Colorado Anti-Discrimination Act; the Colorado Wage Act; the Colorado Minimum Wage Act and Minimum Wage Order 28, and any similar or comparable state, local or municipal statutes or ordinances;

(e)           any and all claims arising out of any other federal, state or local law, rule, regulation or ordinance; and

(f)            any and all claims for damages (whether compensatory, punitive, or otherwise), attorneys’ fees and costs.

Employee agrees that the release set forth in this Paragraph 1 shall be and remain in effect in all respects as a complete general release as to the matters released.  Employee agrees that in the event Employee brings a claim covered by the foregoing release in which Employee seeks damages or other remedies against the Releasees, this Release shall serve as a complete defense to such claims and in the event any government agency pursues any such claim in Employee’s name or on Employee’s behalf, this Release shall serve as a bar to any monetary recovery by Employee. Employee shall be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company in defending against a claim brought or pursued by Employee in violation of this Release.

Notwithstanding the foregoing, the release set forth in this Paragraph 1 does not [(i) preclude Employee from any action to enforce any of the terms of the Employment Agreement], [(ii) release any rights arising under, or preserved by, the Employment Agreement,] or (iii) preclude Employee’s ability to assert his rights for indemnification and advancement of expenses from the Company pursuant to the Company’s director and officer liability Insurance certificate of incorporation or bylaws, or any indemnification agreement or arrangement between the Company and Employee.

2.             Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against the Company.

3.             Employee has not assigned any claims or rights released in this Release.

4.             Employee agrees and warrants that Employee will not disparage, defame, belittle, ridicule, discredit, denigrate or in any other way harm or damage the reputation of Releasees, their products or services.  Employee further agrees and warrants that Employee will not make, file, prepare, report, or assist in making, filing preparing or reporting of any disparaging remarks regarding Releasees, via the Internet or any news media.

5.             By entering into this Release, the Company does not admit that it engaged in any unlawful or improper conduct, or that it is legally obligated to Employee in any way.

6.             The consideration stated herein and in the Release is contractual and not merely a recital.  The Parties hereto execute and deliver this Release after being fully informed of its terms, contents and effects.  The Parties acknowledge that this Release is a negotiated agreement that both Parties have reviewed with their attorneys, that both Parties have had a full opportunity to revise the language of the Release, and that, in the event of a dispute, the Release should not be construed in any way either for or against a party based on whether a particular party was or was not the primary drafter of this Release.

7.             This Release shall be effective, binding on the Parties, and in full force and effect immediately following the execution of the Release by both Parties, except for Employee’s release of ADEA claims (if any), which shall be binding and effective as of the expiration of the revocation period addressed below.

8.             Employee acknowledges:

(a)           By executing this Release, Employee waives all rights or claims, if any, that Employee may have against the Company under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq. (“ADEA”);

(b)           That this Release has been written in a manner calculated to be understood by Employee, and is in fact understood by Employee;

(c)           That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Employee may have against the Company arising under the ADEA;

(d)           That Employee is not waiving rights and claims that Employee may have under the ADEA against the Company that may arise after the date on which this Release is executed;

(e)           That Employee is waiving rights and claims that Employee may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which Employee is already entitled;

(f)            That Employee is advised and has had the opportunity to consult with an attorney of Employee’s choice prior to executing this Release;

(g)           That Employee has been given a period of 21 days from the date on which Employee receives this Release, not counting the day upon which Employee receives the Release, within which to consider whether to sign this Release;

(h)           That if Employee wishes to execute this Release prior to the expiration of the 21-day period set forth in subsection (g) of this Paragraph 8, Employee may do so;

(i)            That Employee has been given a period of 7 days following the execution of this Release to revoke Employee’s waiver of all claims, if any, under the ADEA, and Employee’s release of any claims under the ADEA shall not become effective or enforceable until the revocation period has expired without Employee revoking Employee’s waiver of all claims under the ADEA; and

(j)            To revoke Employee’s waiver of all claims under the ADEA, Employee understands  that  Employee  must  deliver  a  written,  signed  statement  that  Employee revokes Employee’s waiver of all claims under the ADEA to the Company by hand or by mail within the 7 day revocation period.  The revocation must be postmarked within the period stated above and properly addressed to the Company at the following address:

Crocs, Inc.

7477 East Dry Creek Parkway

Niwot, CO 80503

(k)           That this Release becomes null and void and of no further effect if Employee has not executed and returned this Release within twenty-one (21) days after the date on which Employee receives this Release.

(l)            Employee agrees that any modifications, material or otherwise, made to this Release, do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period.

9.             This Release may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single document. Signatures obtained by facsimile shall constitute effective execution of this Release.

10.          Employee and the Company agree that all the terms of this Release are contained in this document, that no statements or inducements have been made contrary to or in addition to the statements herein, that the terms hereof are binding on and enforceable for the benefit of Employee’s successors and assigns, that the Release shall be governed by Colorado law, and that the provisions of this Release are severable, so that if any paragraph of this Release is determined to be unenforceable, the other paragraphs shall remain valid and fully enforceable.

Accepted and agreed as of this      day of           .

CROCS, INC.

By:
Name:
Its: